Exhibit 10.13

SUB-SUBLEASE AGREEMENT

THIS SUB-SUBLEASE AGREEMENT (this “Sub-Sublease”) is entered into as of December 20th, 2018, by and between ContextMedia Health, LLC, a Delaware limited liability company (“Sub-Sublandlord”), and Braze, Inc., a Delaware corporation (“Sub-Subtenant”).

RECITALS

A.    Sub-Sublandlord is the subtenant under that certain Sublease dated December 30, 2016 (the “Sublease”), wherein Sub-Sublandlord subleased from Yodle Web.com, Inc. (“Sublandlord”) 55,758 rentable square feet (the “Sublease Premises”), comprising the entire 17th and 18th floors of the building known as 330 West 34th Street, New York, New York 10001 (the “Building”). A copy of the Sublease is attached hereto as Exhibit A. Capitalized terms used in this Sub-Sublease, not defined herein, shall have the meanings ascribed to them in the Sublease.

B.    The Sublease is subject and subordinate to that certain. Lease Agreement dated as of July 21, 2014, as amended by that certain First Amendment of Lease dated as of December 4, 2014, and as further amended by that certain Second Amendment of Lease dated as of January 29, 2016 (as amended, the “Prime Lease”) between Vornado 330 West 34th Street, L.L.C. (“Prime Landlord”), as lessor, and Sublandlord, as lessee, with respect to the Sublease Premises.

C.    Sub-Subtenant desires to sub-sublease from Sub-Sublandlord, and Sub-Sublandlord is willing to sub-sublease to Sub-Subtenant, subject to the provisions of the Sublease and the Prime Lease, the Sublease Premises, upon the terms and conditions and as hereinafter set forth.

NOW., THEREFORE, in consideration of the mutual covenants and conditions herein contained, Sub-Sublandlord and Sub-Subtenant (together, the “Parties” and each sometimes a “Party”) hereby agree and covenant with each other as follows:

1.    Demise of Sublease Premises. Sub-Sublandlord shall sub-sublease and demise to Sub-Subtenant, and Sub-Subtenant shall hire and accept from Sub-Sublandlord, the Sublease Premises, on and subject to the terms and conditions set forth in this Sub-Sublease.

2.    Term. The term of this. Sub-Sublease shall commence on the later to occur of (a) mutual execution and delivery by Sub-Sublandlord and Sub-Subtenant of this Sub-sublease, (b) the date upon which Sublandlord and Prime Landlord consent to this Sub-Sublease, and (c) delivery by Sub-Sublandlord to Sub-Subtenant of the Sublease Premises in the condition required herein (the “Commencement Date”), and shall end on April 29, 2024 (the “Term”) unless sooner terminated as provided herein. Sub-Sublandlord shall request the consent of Sublandlord. and Prime Landlord promptly following the full execution of this Sub-Sublease, and in connection therewith, shall (x) deliver to Sublandlord and Prime Landlord such additional documentation or information reasonably requested by either of them, and (y) keep Sub-subtenant reasonably apprised of the status of the required consent. If Sublandlord or Prime Landlord (i) for any reason disapprove this Sub-Sublease, this Sub-Sublease shall be of no further force and effect, or (ii) fail to give such consent within sixty (60) days after mutual execution of this Sub-Sublease, either Party may then cancel this Sub-Sublease by giving written notice of cancellation to the other Party before such consent is actually received and Sub-Sublandlord shall return to Sub-Subtenant any amounts delivered by Sub-Subtenant under this Sub-Sublease. Neither Party shall have liability to the other for any termination or cancellation under this Section 2, unless such Party by its willful act or gross negligence caused Sublandlord or Prime Landlord to refuse timely consent to this Sub-Sublease. Any legal fees, fees or other consideration charged by Prime Landlord and/or Sublandlord for its review of, and consent to, this Sub-Sublease shall be born solely by Sub-Sublandlord.

3.    Rent and Security Deposit.

(a)    Base Rent. As rent (“Base Rent”) reserved for the Sublease Premises, commencing on the date that is the 3rd monthly anniversary of the Commencement Date (the “Base Rent Commencement Date”), Sub-Subtenant shall pay the following sums per month, in advance on the first day of each month for the balance of the Term:

	Annual	Monthly
Years 1 and 2	$3,680,028.00	$306,669.00
Year 3	$3,791,544.00	$315,962.00
Years 4 through end of the Term	$3,958,818.00	$329,901.50

Sub-Subtenant shall pay to Sub-Sublandlord upon execution of this Sub-Sublease the sum of $306,669.00 as Base Rent for the first full month of the Term. In the event that the Base Rent Commencement Date falls on other than the first day of the applicable month, the rent for such first month will be prorated on the basis of the number of days in such month, and the balance of Sub-Subtenant’s prepayment shall be applied to the first full month of the Term following the Base Rent Commencement Date.

(b)    Additional Rent. Commencing January 1, 2020 and each year thereafter during the Term hereof, in addition to Base Rent, Sub-Subtenant shall pay to Sub-Sublandlord as Additional Rent (“Additional Rent”): (i) 8.2328% of the increases in the Building’s Operating Expenses (the “Operating Expenses Escalation”) over the 2019 Base Operating Expense Year and for each year following the Base Operating Expense Year, and (ii) the 7.6725% of the increases in the Building’s Taxes (the “Tax Escalation” and together with the Operating Expenses Escalation, the “Escalation Rent”) over the 2019/2020 Base Year (the “Base Tax Year”) and for each year following the Base Tax Year. Sub-Subtenant shall pay Escalation Rent in monthly installments on the first day of each month in an amount set forth in a written estimate by Sub-Sublandlord; provided, however, if there is a change in the amount of Escalation Rent payable by Sub-Subtenant, Sub-Sublandlord shall to provide such written estimate to Sub-Subtenant at least fifteen (15) days before such amount is first due. Sub-Sublandlord shall promptly forward to Sub-Subtenant all estimates and reconciliation statements that Sub-Sublandlord receives from Sublandlord and/or Prime Landlord. At the same time, in addition to such estimates or reconciliation statements. Sub-Sublandlord shall provide Sub-Subtenant its calculation of

Escalation Rent for such calendar or fiscal year, as well as supporting documentation to the extent provided by Sublandlord or Prime Landlord or developed independently by Sub-Sublandlord. In the event an adjustment to Operating Expenses or Taxes or any other Additional Rent is made by Prime Landlord and/or Sublandlord, Escalation Rent shall be adjusted accordingly. Upon written request from Sub-Subtenant, Sub-Sublandlord shall promptly exercise any right it may have to cause Sublandlord’s or Prime Landlord’s books and records to be audited; provided, however, that Sub-Subtenant shall pay the cost of the audit and indemnify, defend and hold harmless Sub-Sublandlord from and against all claims, damages, costs and expenses incurred by Sub-Sublandlord as a result of the audit. The Base Rent and Additional Rent may sometimes be referred to herein collectively as the “Rent.” Notwithstanding anything herein to the contrary, Sub-Subtenant shall not be responsible for any sums due under the Prime Lease or Sublease which are not due from Sub-Subtenant to Sub-Sublandlord pursuant to the express terms of this Sub-Sublease, or which are due under the Prime Lease, Sublease or this Sub-Sublease and are assessed as a result of the failure of Sub-Sublandlord to comply with the Prime Lease and/or Sublease unless Sub-Subtenant is in default of any of the terms or provisions of this Sub-Sublease, the Sublease or the Prime Lease on the date such sums are assessed by Sublandlord or Prime Landlord.

(c)    Method of Payment. All Rent shall be paid to Sub-Sublandlord in lawful money of the United States, at the address specified for notices in Section 22 below (or such other place as Sub-Sublandlord may designate by written notice to Sub-Subtenant from time to time), and except as otherwise provided herein, shall be payable without requirement of notice or demand thereof and without any rights of setoff or deduction whatsoever.

(d)    Intentionally Deleted.

(e)    Late Charges. The Parties agree that late payments of Rent by Sub-Subtenant to Sub-Sublandlord will cause Sub-Sublandlord to incur costs not contemplated by this Sub-Sublease, the amount of which is extremely difficult to ascertain. Therefore, the Parties agree that if any installment of Rent is not received by Sub-Sublandlord within three (3) business days after due, Sub-Subtenant will pay to Sub-Sublandlord a late charge equal to five per cent (5%) of the late payment. Interest on any amounts payable by Sub-Subtenant under this Sub-Sublease shall accrue at the rate equal to the lesser of (i) of eighteen percent (18%) per annum or (ii) the maximum rate permitted by law, from the date delinquent until paid in full.

(f)    Security Deposit.

(i)    Sub-Subtenant shall simultaneously with the execution and delivery of this Sublease deliver to Sub-Sublandlord and maintain during the Term and for a period of sixty (60) days after the expiration of the Term (and any renewal or extended term, if any) a security deposit (the “Deposit”) in the amount of Two Million Four Hundred Fifty-Three Thousand Three Hundred Fifty-Two and 00/100 Dollars ($2,453,352.00), in the form of a clean, stand-by, irrevocable letter of credit, in form and substance reasonably satisfactory to Sub-Sublandlord as security for the full and faithful performance and observance by Sub-Subtenant of Sub-Subtenant’s covenants and obligations under this Sublease.

(ii)    Such letter of credit referenced in (a) above shall be issued by a banking corporation having assets of at least Five Billion ($5,000,000,000.00) Dollars and having its principal place of business or its duly licensed branch or agency in the City of New York, and, if the issuing bank is not a member of the New York Clearing House Association (or any successor organization), confirmed by another bank reasonably satisfactory to Sub-Sublandlord which is a member of the New York Clearing House Association. Such letter of credit shall provide that it may be presented for payment in the City of New York or via overnight courier service (i.e., Federal Express, United Parcel Service, and the like) if the issuing, bank so requires. Except as otherwise provided in this Paragraph 3(f), Sub-Subtenant shall, throughout the Term, deliver to Sub-Sublandlord, in the event of the termination of any such letter of credit, replacement letters of credit reasonably acceptable to Sub-Sublandlord in lieu thereof (each such letter of credit and each such extension or replacement thereof, as the case may be, is hereinafter referred to as a “Security Letter”) no later than thirty (30) days prior to the expiration date of the preceding Security Letter. The term of each such Security Letter shall be not less than one (1) year and shall be automatically renewable from year to year as aforesaid unless terminated by the issuer thereof by notice to Sub-Sublandlord given by certified or registered mail, return receipt requested not less than thirty (30) days prior to the expiration thereof. If Sub-Subtenant shall fail to obtain any replacements of a Security Letter within the time limits set forth in this Paragraph 3(f), Sub-Sublandlord may, in addition to all other remedies hereunder, draw down the full amount of the existing Security Letter and retain the same as cash security hereunder.

(iii)    In the event of a default, past any applicable notice, grace or cure period, if any, Sub-Sublandlord may use, apply or retain the whole or any part of the Security Letter to the extent required for the payment of any Base Rent and Additional Rent or any other sum as to which there has occurred an uncured default or for any sum which Sub-Sublandlord may expend or maybe required to expend by reason of such uncured default, including but not limited to, any damages or deficiency accrued before or after summary proceedings or other re-entry by Sub-Sublandlord. To insure that Sub-Sublandlord may utilize the security represented by the Security Letter in the manner, for the purposes, and to the extent provided in this Paragraph 3(f), each Security Letter shall provide that the full amount (or any portion) thereof may be drawn down by Sub-Sublandlord upon presentation to the issuing or confirming bank of Sub-Subtenant’s sight draft drawn on the issuing bank, provided that Sub-Sublandlord shall only draw down the Security Letter in accordance with the terms of this Paragraph 3(f).

(iv)    In the event Sub-Sublandlord applies or retains any portion or all of the Deposit delivered hereunder in accordance with this Paragraph 3(f), Sub-Subtenant shall forthwith within ten (10) days of Sub-Sublandlord’ s written demand restore the amount so applied or retained so that at all times the amount deposited shall be not less than the Deposit required under the provisions of this Paragraph (3(f).

(v)    If Sub-Subtenant shall fully and faithfully comply with all of Sub-Subtenant’s covenants and obligations under this Sublease, the Deposit or any balance thereof to which Sub-Subtenant is entitled shall be returned or paid over to Sub-Subtenant not more than sixty (60) days after the date fixed as the end of the Term and after delivery to Sub-Sublandlord of entire possession of the Sublease Premises. Sub-Sublandlord shall transfer the unapplied part of the Deposit and the interest thereon, if any, to which Sub-Subtenant is entitled, or any interest it may have in the Security Letter, as the case may be, to the vendee, transferee or lessee of Sub-Sublandlord’s interest in the Sub-Sublease and Sub-Sublandlord shall thereupon be released by Sub-Subtenant from, any and all liability for the return or payment thereof, and Sub-Subtenant shall look solely to the new Sub-Sublandlord for the return or payment of same, Sub-Sublandlord shall have the right to require Sub-Subtenant to deliver a replacement Security Letter naming the new Sub-Sublandlord as beneficiary and, if Sub-Subtenant shall fail to deliver the same within thirty (30) Business Days after notice, to draw down the existing Security Letter and retain the proceeds as cash security hereunder until a replacement Security Letter is delivered, at which time the cash security deposit shall be returned to Sub-Subtenant. Sub-Subtenant shall not assign or encumber or attempt to assign or encumber the monies deposited herein as security and neither Sub-Sublandlord nor its successors or assigns shall be bound by any such assignment, encumbrance, or attempted assignment or encumbrance.

(g)    Rent Defined. As used herein, the term “Rent” shall mean Base Rent and the Additional Rent (including, without limitation, Escalation Ren).

(h)    No Free Rent; No Tenant Improvement Allowance. Except as provided in this Article 3 or otherwise herein, there shall be no additional period of forgiven or deferred rent under this Sub-Sublease and Sub-Sublandlord shall provide no tenant improvement allowance to Sub-Subtenant under this Sub-Sublease.

(i)    Rent Abatement under Sublease. If Sub-Sublandlord shall actually receive under the Sublease an abatement of Rent as to the Sublease Premises (for a period after the Commencement Date), then Sub-Subtenant shall be entitled to receive from Sub-Sublandlord a proportionate share of abated Rent under this Sub-Sublease, which share shall be calculated in the same manner the abated rent was calculated under the Sublease (e.g., if Sub-Sublandlord is entitled to receive an abatement of 50% of the rent payable under the Sublease for a period of the Term, then Sub-Subtenant shall be entitled to receive an abatement of 50% of the Rent payable under this Sub-Sublease for such period).

4.    Sublease.

(a)    Incorporation by Reference; Assumption. All the Articles of the Sublease are incorporated into this Sub-Sublease as if fully set forth in this Sub-Sublease, except those contradicted by the terms of this Sub-Sublease. Where applicable, references in the Sublease to Sublandlord will mean Sub-Sublandlord and to Subtenant will mean Sub-Subtenant. If any provisions of this Sub-Sublease conflict with any portion of the Sublease as incorporated herein, the terms of this Sub-Sublease will govern.

(b)    Assumption of Lease Obligations. Except with respect to payment of Rent or as otherwise set forth in this Sub-Sublease, Sub-Subtenant will assume and perform the obligations of Subtenant under the Sublease during the Sub-Sublease Term to the extent such obligations are applicable to the Sublease Premises. Sub-Subtenant will not commit or suffer any act or omission that will violate any of the provisions of the Sublease or the Prime Lease. Sub-Subtenant acknowledges that Sub-Sublandlord remains liable to Sublandlord under Article 6 of the Sublease and agrees to indemnify and hold harmless Sub-Sublandlord from and against any losses or damages that arise out of a failure by Sub-Subtenant to perform or observe any of the provisions of the Sublease or the Prime Lease which Sub-Subtenant is obligated hereunder to perform or observe except to the extent not caused solely and directly by or arising from the acts, omissions, or willful misconduct of Sub-Subtenant, Sub-Subtenant’s agents, servants, employees, contractors, subcontractors, visitors, licensees or invitees.

(c)    No Assumption by Sub-Sublandlord. Sub-Sublandlord does not assume the obligations of the Sublandlord under the Sublease. Sub-Subtenant acknowledges that Sub-Sublandlord’s obligation to perform services, provide utilities, make repairs and carry insurance shall be satisfied only to the extent that the Sublandlord under the Sublease satisfies those same obligations. With respect to the performance by Sublandlord of its obligations under the Sublease, Sub-Sublandlord’s sole obligation with respect thereto shall be to enforce its rights as Subtenant pursuant to the Sublease, including, but not limited to promptly request the same, on request in writing by Sub-Subtenant, and to use reasonable efforts to obtain the same from Sublandlord; provided, however, Sub-Sublandlord will have no obligation to institute legal action against Sublandlord.

(d)    Performance Directly to Sublandlord. At any time and on reasonable prior written notice to Sub-Subtenant, Sub-Sublandlord can elect to require Sub-Subtenant to perform its obligations under this Sub-Sublease directly to Sublandlord, in which event Sub-Subtenant will send to Sub-Sublandlord from time to time copies of all notices and other communications it will send to and receive from. Sublandlord.

(e)    Landlord Defaults; Consents. Notwithstanding any provision of this Sub-Sublease to the contrary, (a) Sub-Sublandlord will not be liable or responsible in any way for any loss, damage, cost, expense, obligation or liability suffered by Sub-Subtenant by reason of or as the result of any breach, default or failure to perform by the Sublandlord under the Sublease or Prime Landlord under the Prime Lease except if such breach, default or failure to perform is caused by the acts, omissions, or willful misconduct of Sub-Sublandlord or Sub-Sublandlord’s Representatives, or Sub-Sublandlord’s default under this Sub-Sublease or the Sublease, and (b) whenever the consent or approval of Sub-Sublandlord is required for a particular act, event or transaction (i) Sub-Sublandlord shall not unreasonably withhold, delay or condition its consent or approval; (ii) any such consent or approval by Sub-Sublandlord will be subject to the consent or approval of Sublandlord if required under the Sublease, and, if applicable, Prime Landlord if required under the Prime Lease; and (iii) should Sublandlord or Prime Landlord refuse to grant such consent or approval, under all circumstances not involving the willful misconduct or negligence of Sub-Sublandlord and/or any default by Sub-Sublandlord pursuant to the Sublease or this Sub-Sublease, Sub-Sublandlord will be released from any obligation to grant its consent or approval. Sub-Sublandlord agrees, at no expense of Sub-Sublandlord, to reasonably cooperate with Sub-Subtenant in obtaining the consent of the Sublandlord or the Prime Landlord where any such consent is required by this Sub-Sublease, the Sublease or the Prime Lease, and will act reasonably with respect to any consent requested by Sub-Subtenant in connection with this Sub-Sublease. Without limiting the generality of the foregoing, if Sub-Subtenant shall submit to Sub-Sublandlord a request for Sublandlord’s or Prime Landlord’s consent or approval with respect to any given matter required by this Sub-Sublease, the Sublease or the Prime Lease, then Sub-Sublandlord shall promptly forward such request onto Sublandlord and Prime Landlord for its consent or approval.

(f)    Termination of Sublease or Prime Lease. If the Sublease or the Prime Lease is terminated for any reason whatsoever, then unless Prime Landlord or Sublandlord demands that Sub-Subtenant attorn to either of them, this Sub-Sublease will terminate simultaneously, and any unearned Rent or other amounts paid in advance by Sub-Subtenant shall be refunded to Sub-Subtenant.

(g)    Notice or Demands. If, at any time during the Sub-Sublease Term, Sub-Sublandlord receives any notice or demand from Sublandlord or Prime Landlord with respect to the Sublease Premises, Sub-Sublandlord shall promptly deliver a true and correct copy of same to Sub-Subtenant. In the event that Sub-Sublandlord delivers or receives a notice of default under the Sublease or the Prime Lease, Sub-Sublandlord agrees to deliver to Sub-Subtenant a copy of any such notice of default.

(h)    Sub-Sublandlord Representations and Warranties; Covenants.

(i)    Sub-Sublandlord represents and warrants to Sub-Subtenant that (i) Exhibit A to this Sub-Sublease is a true, correct and complete copy of the Sublease; (ii) to Sub-Sublandlord’s actual knowledge, the Prime Lease attached hereto as Exhibit B to this Sub-Sublease is a true, correct and complete copy of the Prime Lease; and (iii) to the actual knowledge of Sub-Sublandlord; (w) the Sublease is in full force and effect, and has not been modified except as set forth in Exhibit A, (x) no default or breach by Sub-Sublandlord or Sublandlord exists under the Sublease, (y) Sub-Sublandlord has neither sent to, nor received from, Sublandlord any notice of default pursuant to the Sublease, and (z) there exists no condition which, after the giving of notice or the passage of any applicable grace or curative period, or both, would constitute a default or event of default pursuant to the Sublease.

(ii)    Sub-Sublandlord covenants and agrees not to act or suffer or permit anything to be done which could result in a default under the Sublease or Prime Lease or cause the Sublease or Prime Lease to be terminated, cancelled or forfeited and, provided that Sub-Subtenant is not in default under this Sub-Sublease, it shall timely and fully observe, perform and discharge its obligations under the Sublease and Prime Lease, unless prevented by doing so through Sub-Subtenant’s default under this Sub-Sublease. Sub-Sublandlord further covenants and agrees that it will not terminate, modify or amend the Sublease during the Term of the Sub-Sublease. Sub-Sublandlord further covenants and agrees that, provided Sub-Subtenant is not in default under this Sub-Sublease, Sub-Sublandlord shall pay all rent and other charges that may become due and payable by Sub-Sublandlord pursuant to the Sublease, as and when such amounts become due and payable thereunder.

5.    Maintenance and Repairs. At all times during the Sub-Sublease Term, Sub-Subtenant, at its sole cost, will maintain the Sublease Premises and every part thereof and all equipment, fixtures and improvements therein in good condition and repair to the extent required under the Sublease. At the end of the Term, Sub-Subtenant will surrender the Sublease Premises in as good condition as when received, reasonable wear and tear excepted and shall be responsible for the removal of any Specialty Alterations (as defined in the Primes Lease) that are made by or at the request of Sub-Subtenant after the Commencement Date and for the repair and restoration of the Sublease Premises as a result of the removal of any such Specialty Alterations. Sub-Subtenant will be responsible for all repairs required to be performed by the Subtenant under the Sublease during the Term of this Sub-Sublease with respect to the Sublease Premises.

Cleaning services shall be included in the Base Rent and provided in accordance with the Prime. Lease.

6.    Use. Sub-Subtenant shall use the Sublease Premises solely for general, executive and administrative offices only in keeping with the character of a first-class office building and shall not use or permit the use of the Sublease Premises in any manner which will tend to create waste or a nuisance or shall tend to unreasonably disturb other tenants of the Building.

7.    Electricity and HVAC. Electricity and HVAC shall be supplied to the Sublease Premises in accordance with the Prime Lease.

8.    Hazardous Substances.

(a)    Definitions. For the purposes of this Sub-Sublease, the following terms have the following meanings:

1.    “Environmental Laws” means all laws, statutes, ordinances or regulations pertaining to health, industrial hygiene or the environment including, without limitation, the. Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), as amended, 42 U.S.C. § 9601 et seq. and the Resource Conservation Recovery Act of 1976 (“RCRA”), as amended, 42 U.S.C. § 6901 et seq.

2.    “Hazardous Material(s)” means any hazardous, toxic or radioactive substance, material, matter or waste which is or becomes regulated by any federal, state or local law, ordinance, order, rule, regulation, code or any other governmental restriction or requirement, and shall include asbestos, petroleum products and the terms “Hazardous Substance” and “Hazardous Waste” as defined in CERCLA and RCRA.

3.    “Environmental Problem” shall mean (A) any release or discharge, or threatened release or discharge, of a Hazardous Material in, on, under, from or about the Sublease Premises or the Building or (B) any violation or threatened violation of any Environmental Laws, whether or not intentional, in, on, under or about the Sublease Premises, or the Building.

4.    “Sub-Subtenant Related Environmental Problem” shall mean any Environmental Problem resulting from or related to (A) any act or omission of Sub-Subtenant, Sub-Subtenant’s agents, servants, employees, contractors, subcontractors, visitors, licensees or invitees (collectively, “Sub-Subtenant’s Representatives”) or anyone allowed to enter onto the Sublease Premises or the Building by Sub-Subtenant or (B) Sub-Subtenant’s use of the Sublease Premises or the Building.

(b)    Prohibition. Sub-Subtenant shall not cause or permit the manufacture, generation, production, storage, use, transportation, treatment, incineration, disposal, discharge, threatened discharge, release or threatened release of any Hazardous Material in, on, under, from or about the Sublease Premises or the Building, or into the environment surrounding the Building. Notwithstanding the preceding sentence, Sub-Subtenant may store and use cleaning or office supplies (“Supplies”) containing Hazardous Materials so long as (i) the Supplies are of a type and chemical composition commonly used by businesses in general (and not used solely as an incident to Sub-Subtenant’s particular business or use of the Sublease Premises); (ii) Sub-Subtenant stores and uses the Supplies only in such quantities as may reasonably be expected to be stored or used by persons occupying space the size of the Sublease Premises for general office purposes; and (iii) Sub-Subtenant stores and uses the Supplies in compliance with any manufacturer’s directions or warnings and all applicable federal, state or local laws, regulations and judicial decrees or orders. Tenant shall store and use all Supplies in a manner which minimizes to the extent reasonably practical the threat of any spill or release of such Supplies into or onto the Sublease Premises, the Building or the environment and shall promptly and with reasonable care clean up any such spill or release to the satisfaction of any governmental authority having jurisdiction thereof. In no event shall Sub-Subtenant use or store any asbestos-containing materials or PCBs on the Sublease Premises.

(c)    Compliance with Laws. Sub-Subtenant and Sub-Subtenant’s Representatives shall comply in all respects with all Environmental Laws applicable to the Sublease Premises and Sub-Subtenant’s use thereof.

(d)    Environmental Problems. Sub-Subtenant shall exercise reasonable care to avoid the occurrence of any environmental problem at the Sublease Premises (an “Environmental Problem”), If Sub-Subtenant causes, permits or learns of any Environmental Problem, Sub-Subtenant shall immediately notify Sub-Sublandlord. Sub-Subtenant shall give all notices of any Environmental Problem required by applicable Environmental Laws, including, without limitation, any notice required by CERCLA. Sub-Subtenant shall immediately give Sub-Sublandlord notice of any governmental investigation or any governmental or regulatory action, proceeding, order or decree relating to any Environmental Problem and, at Sub-Subtenant’s expense, shall comply in all respects with any such order or decree within the time period allowed thereby for compliance if such. Environmental Problem was caused by Sub-Subtenant or Sub-Subtenant’s Representatives, unless Sub-Sublandlord notifies Sub-Subtenant that Sub-Sublandlord intends to contest such order or decree. Prior to commencing any corrective or remedial action with respect to any Environmental Problem (except for any such action taken to comply with an order or decree which Sub-Sublandlord has not elected to contest), Sub-Subtenant shall obtain the consent of Sub-Sublandlord (which shall not be unreasonably withheld or delayed) and all governmental entities having jurisdiction thereof. Notwithstanding anything herein to the contrary, Sub-Subtenant shall not be required to remove, or be responsible or liable to Sub-Sublandlord for any costs incurred due to (a) any Hazardous Material which was present on the Sublease Premises prior to Sub-Subtenant’s occupancy thereof, or (b) the remediation or removal of Hazardous Substances from the Sublease Premises to the extent not required under the Sublease.

(e)    Indemnity. Sub-Subtenant shall indemnify, defend and hold harmless Sub-Sublandlord (through counsel reasonably satisfactory to Sub-Sublandlord) against any and all claims, demands, actions, proceedings, liabilities, punitive damages, civil, administrative or criminal penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses, fines and forfeitures) incurred by Sub-Sublandlord or to which Sub-Sublandlord may be exposed by reason of any of the following (an “Environmental Default”): the manufacture, generation, production, storage, use, transportation, treatment, incineration, disposal, discharge, threatened discharge, release or threatened release of any Hazardous Material (including any Supplies) by Sub-Subtenant or Sub-Subtenant’s Representatives, in, on or about the Sublease Premises or the Building during the term of this Sub-Sublease; (ii) Sub-Subtenant’s violation of any of the provisions of this Section 8; or (iii) any Sub-Subtenant related Environmental Problem. Without limiting the generality of the foregoing, Sub-Subtenant shall reimburse Sub-Sublandlord upon demand for (I) any investigative, consulting, legal, response, remedial; monitoring or cleanup costs incurred by Sub-Sublandlord (whether or not in response to any governmental or judicial action, decree or order) relating to any Environmental Default; and (II) any investigative, consulting or legal costs incurred by Sub-Sublandlord in defending against any regulatory or judicial order or decree, or satisfying any judgment or the terms of any settlement or consent decree, relating to any Environmental Default. Sub-Subtenants indemnity obligations under this Section 8 shall survive the expiration or earlier termination of this Sub-Sublease,

9.    Alterations.

(1)    Alterations and Improvements by Sub-Subtenant. Sub-Subtenant will not make any alterations, additions or improvements to the Sublease Premises (“Alterations”) without obtaining the prior written consent of Sub-Sublandlord, which Sub-Sublandlord shall not unreasonably withhold, condition or delay, and, if such consent is required under the Sublease or. the Prime Lease, the making of such Alterations shall also be subject to prior written consent of Sublandlord and Prime Landlord, which Sub-Sublandlord shall request, and/or cause to be requested, pursuant to the provisions of this Sub-Sublease. The term “Alterations” includes any alterations, additions or improvements made by Sub-Subtenant to comply with the ADA as required in Section 11 below. All Alterations must be constructed (i) in a good and workmanlike manner using materials of a quality comparable to those on the Sublease Premises, (ii) in conformance with all relevant codes, regulations and ordinances and (iii) only after necessary permits, licenses and approvals have been obtained by Sub-Subtenant from the appropriate governmental agencies. All Alterations will be made at Sub-Subtenant’s sole cost and diligently prosecuted to completion. Any contractor or other person making any Alterations must first be approved in writing by Sub-Sublandlord (such approval not to be unreasonably withheld, conditioned or delayed) and, if such approval is required under the Sublease or the Prime Lease, by Sublandlord and Prime Landlord.

2.    Disposition on Termination. Upon the expiration of the Term or earlier termination of this Sub-Sublease, Sub-Sublandlord may elect to have Sub-Subtenant either (i) surrender with the Sublease Premises any or all of the Sub-Subtenant’s Alterations as Sub-Sublandlord may determine (except Personal Property as provided in Section 10 below), which Alterations will become the property of Sub-Sublandlord, or (ii) promptly remove any or all of the Sub-Subtenant’s Alterations designated by Sub-Sublandlord to be removed, in which case Sub-Subtenant must, at Sub-Subtenant’s sole cost, repair and restore the Sublease Premises to its condition as of the Commencement Date, reasonable wear and tear excepted. Notwithstanding anything herein to the contrary, Sub-Subtenant shall not be required to remove any Subtenant’s Alterations unless such removal is required pursuant to the terms of the Sublease or the Prime Lease. Notwithstanding anything herein to the contrary, in no event shall Sub-Subtenant have any obligation to remove any Alterations which were not constructed or performed by Sub-Subtenant, including without limitation any Alterations constructed or performed by or for Sub-Sublandlord during the term of the Sublease, or by or for Sublandlord during the term of the Prime Lease.

10.    Removal of Personal Property. All articles of personal property, and all business and trade fixtures, machinery and equipment, cabinet work, furniture and movable partitions (collectively, “Personal Property”), if any, owned or installed by Sub-Subtenant at its expense in the Sublease Premises will be and remain the property of Sub-Subtenant and may be removed by Sub-Subtenant at any time, provided that Sub-Subtenant, at its expense, must repair any damage to the Sublease Premises caused by such removal or by the original installation. Sub-Sublandlord may elect to require Sub-Subtenant to remove all or any part of Sub-Subtenant’s, personal property at the expiration of the Sub-Sublease Term or sooner termination of this Sub-Sublease, in which event the removal will be done at Sub-Subtenant’s expense and Sub-Subtenant, prior to the end of the Sub-Sublease Term or upon sooner termination of this Sub-Sublease, will repair any damage to the Sublease Premises caused by its removal.

11.    Condition of Premises. Sub-Subtenant agrees to accept the Sublease Premises in an “AS IS” and “WITH ALL FAULTS” condition except that Sub-Sublandlord shall deliver the Sublease Premises to Sub-Subtenant vacant and broom clean with all building systems in good working order, with all damage caused by its moving out repaired and otherwise in full compliance with the provisions of the Sublease and Lease. Without limiting the foregoing, Sub-Subtenant’s rights in the Sublease Premises are subject to all local, state and federal laws, regulations and ordinances governing and regulating the use and occupancy of the Sublease Premises and subject to all matters now or hereafter of record. Except as otherwise provided in this Sub-Sublease, Sub-Subtenant acknowledges that neither Sub-Sublandlord nor Sub-Sublandlord’s agent has made any representation or warranty as to:

(1)    the present or future suitability of the Sublease Premises for the conduct of Sub-Subtenant’s business;

(2)    the physical condition of the Sublease Premises;

(3)    the expenses of operation of the Sublease Premises;

(4)    the safety of the Sublease Premises; whether for the use of Sub-Subtenant or any other person, including Sub-Subtenant’s employees, agents, invitees or customers;

(5)    the compliance of the Sublease Premises with any applicable laws, regulations or ordinances; or

(6)    any other matter or thing affecting or related to the Sublease Premises.

Sub-Subtenant acknowledges that no rights, easements or licenses are acquired by Sub-Subtenant by implication or otherwise except as expressly set forth herein. Sub-Subtenant will, prior to delivery of possession of the Sublease Premises, inspect the Sublease Premises and become thoroughly acquainted with its condition. Sub-Subtenant acknowledges that the taking of possession of the Sublease Premises by Sub-Subtenant will be conclusive evidence that the. Sublease Premises were in good and satisfactory condition at the time such possession was taken, Sub-Subtenant specifically agrees that, except as specifically provided by laws in force as of the date hereof, Sub-Sublandlord has no duty to make any disclosures concerning the condition of the Building and the Sublease Premises or the appropriateness of the Sublease Premises for Sub-Subtenant’s intended use and Sub-Subtenant expressly waives any duty which Sub-Sublandlord might have to make any such disclosures. Sub-Subtenant will comply will all laws and regulations relating to the use or occupancy of the Sublease Premises, including without limitation, the Americans with Disabilities Act of 1990, 42 U.S.C, § 12101 et seq. (the “ADA”).

12.    Insurance.

(a)    Coverage. At all times during the Sub-Sublease Term, Sub-Subtenant will, at its sole cost, procure and maintain the insurance coverage required of Sublandlord under the Sublease.

(b)    Policies. Sub-Subtenant must provide Sub-Sublandlord with certificates of insurance (with the policy of insurance required under Article 14.1 of the Prime Lease) showing Sub-Sublandlord, Sublandlord and Prime Landlord as additional insureds on all policies of insurance by the earlier of the Commencement Date or the date Sub-Subtenant takes possession of the Sublease Premises. Sub-Subtenant’s policies of insurance shall provide that they are primary coverage for all matters insured therein. The certificate must provide for a thirty (30) day written notice to Sub-Sublandlord in the event of cancellation. Sub-Subtenant shall give thirty (30) days prior written notice to Sub-Sublandlord of any proposed material changes in coverage.

(c)    Subrogation. Sub-Sublandlord and Sub-Subtenant will each obtain front their respective insurers under all policies of fire, theft, public liability and other insurance maintained by either of them at any time during the Sub-Sublease Term insuring or covering the Sublease Premises, a Waiver of all rights of subrogation which the insurer of one party might otherwise have, if at all, against the other party. With respect to the waiver of subrogation contained in the Prime Lease, such waiver shall be deemed to be modified to constitute an agreement by and among Prime Landlord, Sublandlord, Sub-Sublandlord and Sub-Subtenant.

13.    No Encumbrance. Sub-Subtenant will not voluntarily, involuntarily or by operation of law mortgage or, otherwise encumber all or any part of Sub-Subtenant’s interest in the Sub-Sublease or the Sublease Premises.

14.    Default. The occurrence of any of the following shall constitute a default (an “Event of Default”) by Sub-Subtenant:

(a)    Failure to pay Rent when due, if such failure continues for five (5) business days after written notice has been given to Sub-Subtenant; provided that if Sub-Subtenant fails to pay Rent when due more than two (2) times during a consecutive twelve (12) month period during the Sub-Sublease Term, Sub-Sublandlord’s obligation to notify Sub-Subtenant of any such failure will end after the second such occurrence, and a noncurable Event of Default shall occur if Sub-Subtenant fails to pay any Rent due thereafter when such Rent is due; or

(b)    Failure to pay any other sum or charge payable by Sub-Subtenant hereunder as and when the same becomes due and payable, and such failure continues for more than five (5) business days after Sub-Sublandlord gives written notice thereof to. Sub-Subtenant; provided that if Sub-Subtenant fails to pay any sum or charge when due more than two (2) times during a consecutive twelve (12) month period during the Sub-Sublease Term, Sub-Sublandlord’s obligation to notify Sub-Subtenant of any such failure will end after the second such occurrence, and a noncurable Event of Default shall occur if Sub-Subtenant fails to pay any sum or charge due thereafter when such sum or charge is due; or

(c)    Subtenant abandons or vacates the Sublease Premises without the intent to return; or

(d)    Failure to perform or observe any other agreement, covenant, condition or provision of this Sub-Sublease to be performed or observed by Sub-Subtenant as and when performance or observance is due, and such failure continues for more than twenty (20) days after Sub-Sublandlord gives written notice thereof to Sub-Subtenant, or if the default cannot be cured within said twenty (20) day period and Sub-Subtenant fails within said period to commence with due diligence and dispatch the curing of such default or, having so commenced, thereafter fails to prosecute or complete with due diligence and dispatch the curing of such default; or

(e)    Any act or omission on the part of Sub-Subtenant which is the basis of a claim by Sublandlord or Prime Landlord of a default under the Sublease or the Prime Lease (whether or not Sublandlord or Prime Landlord gives notice of such default to Sub-Subtenant ) unless Sub-Subtenant cures such act or omission within (1) five (5) business days after Sub-Subtenant receives written notice from Sub-Sublandlord, Sublandlord or Prime Landlord of such act or omission or (2) such longer period of time permitted for cure under the Sublease or the Prime Lease, as applicable; or

(f)    The filing of a petition by or against Sub-Subtenant under the Federal Bankruptcy Code or any state bankruptcy or insolvency law (unless, in the ease of a petition filed against Sub-Subtenant, Sub-Subtenant contests such petition and obtains a dismissal thereof within thirty (30) days after filing); Sub-Subtenant’s making any general assignment for the benefit of its creditors; the appointment of a trustee or receiver to take possession of all or any portion of Sub-Subtenant’s assets located at the Sublease Premises or of Sub-Subtenant’s interest under this Sub-Sublease (unless Sub-Subtenant contests such appointment and obtains repossession of such assets or interest within thirty (30) days); the attachment, execution or other judicial seizure of all or any portion of Sub-Subtenants assets located at the Sublease Premises or of Sub-Subtenant’s interest under this Sub-Sublease; or Sub-Subtenant’s acknowledgment in writing that it is insolvent or generally unable to pay its obligations as they fall due.

15.    Remedies for Sub-Subtenant Default. Upon and after the occurrence of any Event of Default, and pursuant to applicable law, Sub-Sublandlord shall have the right to exercise any remedy against Sub-Subtenant that Sublandlord may exercise for a default by Sub-Sublandlord under the Sublease. The rights and remedies of Sub-Sublandlord provided in this Sub-Sublease are, to the maximum extent permitted by law, cumulative and not mutually exclusive.

16.    Indemnification and Limitation on Liability.

(a)    Sub-Subtenant hereby agrees to indemnify Sub-Sublandlord and Sub-Sublandlord’s directors, officers, shareholders, partners, members, principals, employees, agents, servants, contractors, subcontractors, visitors, licensees, successors and assigns (collectively, “Sub-Sublandlord’s Representatives”) against and save Sub-Sublandlord and Sub-Sublandlord’s Representatives harmless from any and all losses, costs, damages, charges, liabilities, obligations, fines, penalties, claims, demands, or judgments and any and all expenses, including, without limitation, reasonable attorneys’ fees and expenses, court costs, and costs of appeal, settlement and negotiations (collectively, “Claims”), arising out of or in connection with (a) Sub-Subtenant’s use of the Sublease Premises; (b) the conduct of Sub-Subtenant’s business or any activity, work or thing done, permitted or suffered by Sub-Subtenant in, on or about the Sublease Premises or the Building; (c) any failure to perform or observe any of the terms, covenants, conditions or provisions required to be performed or observed by Sub-Subtenant under this Sub-Sublease, the Sublease or the Prime Lease; (d) any gross negligence or other misconduct of Sub-Subtenant or any of Sub-Subtenant’s Representatives in connection with the performance of Sub-Subtenant’s obligations under this Sub-Sublease; or (e) any mechanic’s lien and other liens and encumbrances filed by any person claiming by, through or under Sub-Subtenant, including security interests in any materials, fixtures, equipment and any other improvements or appurtenances installed in, located on or constituting part of the Sublease Premises. In the event that any action or proceeding is brought against Sub-Sublandlord by reason of any of clauses (a) through (e) inclusive of this Section 16(a), Sub-Subtenant shall, at the request of Sub-Sublandlord, assume the defense of the same at Sub-Subtenant’s sole cost with counsel reasonably satisfactory to Sub-Sublandlord. Sub-Sublandlord and its insurers shall each have the right to employ, at its expense, separate counsel in any such action or proceeding and to participate in the defense thereof provided, however, that counsel retained by Sub-Subtenant shall control the defense. Sub-Subtenant shall consent to and indemnify Sub-Sublandlord against the costs of any reasonable settlement agreed to by Sub-Sublandlord of such action or proceeding.

(b)    Sub-Sublandlord hereby agrees to indemnify Sub-Subtenant and Sub-Subtenant’s directors, officers, shareholders, partners, members, principals, employees, agents, servant; contractor; subcontractors, visitors, licensees, successors and assigns (collectively, “Sub-Subtenant’s Representatives”) against and save Sub-Subtenant and Sub-Subtenant’s

Representatives harmless from any and all losses, costs, damages, charges, liabilities, obligations, fines, penalties, claims, demands, or judgments and any and all expenses, including, without limitation, reasonable attorneys’ fees and expenses, court costs, and costs of appeal, settlement and negotiations (collectively, “Sub-Subtenant Claims”), arising out of or in connection with (a) any failure to perform or observe any of the terms, covenants, conditions or provisions required to be performed or observed by Sub-Sublandlord under this Sub-Sublease, the Sublease or the Prime Lease; and (b) any gross negligence or other misconduct of Sub-Sublandlord or any of Sub-Sublandlord’s Representatives in connection with the performance of Sub-Sublandlord’s obligations under this Sub-Sublease in the event that any action or proceeding is brought against Sub-Subtenant by reason of any clauses (a) or (b) of this Section 16(b), Sub-Sublandlord shall, at the request of Sub-Subtenant, assume the defense of the same at Sub-Sublandlord’s sole cost with counsel reasonably satisfactory to Sub-Subtenant. Sub-Subtenant and its insurers shall each have the right to employ, at its expense, separate counsel in any such action or proceeding and to participate in the defense thereof. Sub-Sublandlord shall consent to and indemnify Sub-Subtenant against the costs of any reasonable settlement agreed to by Sub-Subtenant of such action or proceeding.

(c)    Sub-Subtenant hereby assumes all risk of damage to property or injury to persons in or on the Sublease Premises or arising from the use or occupation thereof from any cause whatsoever, except when caused by the gross negligence or willful misconduct of Sub-Sublandlord.

(d)    Sub-Sublandlord shall not be responsible or liable to Sub-Subtenant or to those claiming by, through or under Sub-Subtenant for any injury, loss or damage that may be occasioned by or through the acts or omissions of: (i) persons (other than Sub-Sublandlord or Sub-Sublandlord’s Representatives) occupying other premises in the Building, or (ii) Sub-Sublandlord or Sub-Sublandlord’s Representatives, unless proximately caused by the gross negligence or willful misconduct of Sub-Sublandlord or Sub-Sublandlord’s Representatives. Except to the extent caused by the gross negligence or willful misconduct of Sub-Sublandlord or Sub-Sublandlord’s Representative, Sub-Sublandlord shall not be responsible or liable to Sub-Subtenant for any defect or failure, in (or any act or omission in the construction of) the Building, the Sublease Premises or any Building system, nor shall it be responsible or liable for any injury, loss or damage to any person or property of Sub-Subtenant or Sub-Subtenant’s Representatives or any other person caused by or resulting from fire, electricity, gas, water, or other utility (or interruption therein) or from rain, snow, ice, theft, bursting, breakage, explosion, implosion, leakage, steam, running, backing up, seepage, or the overflow of water or sewerage in any part of the Building or for any injury, loss or damage caused by or resulting from acts of God or the elements. Sub-Subtenant shall give prompt notice to Sub-Sublandlord in case of fire, casualty, defect or accident in the Sublease Premises or in the. Building or of defects therein or in any Building systems.

(e)    The indemnity obligations under this Section 16 shall survive the expiration or earlier termination of this Sub-Sublease.

(f)    Subject to the express provisions of this Sub-sublease, Sub-Subtenant hereby expressly assumes any and all indemnity obligations of Sub-Sublandlord under the Lease that relate to the Sublease Premises.

17.    Assignment and Subletting. Sub-Subtenant shall not voluntarily or by operation of law assign, transfer, mortgage, sublet or otherwise transfer or encumber all or any part of Sub-Subtenant’s interest in this Sub-Sublease or in the Sublease Premises, without Sub-Sublandlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and, if required under the Sublease or the Prime Lease, the prior written consent of Sub-Landlord and Prime Landlord.

18.    Signs. Sub-Subtenant shall have the right to install signage and use of the Building’s directory as permitted under the Prime Lease and the Sublease, subject to any approval required by Prime Landlord or Sublandlord, if applicable. Sub-Subtenant shall have the right to place identification signs on doors leading from the common corridor into the Sublease Premises with the approval of Sublandlord and Prime Landlord, if required under the Sublease and Prime Lease, but Sub-Subtenant shall repair, or reimburse Sub-Sublandlord on demand for the cost of repairing, any damage to such doors resulting from the installation or removal of such signage.

19.    Brokers. Each of Sub-Sublandlord and Sub-Subtenant represents to the other Party that it has not employed or consulted with any broker other than LSLNY LLC d/b/a LSL Advisors and CB Richard Ellis with respect to this Sub-Sublease. Sub-Sublandlord agrees to pay a leasing commission to LSLNY LLC d/b/a LSL Advisors pursuant to a separate agreement.

20.    Holding Over. If Sub-Subtenant holds over after the expiration of the Sub-Sublease Term or earlier termination of this Sub-Sublease, with or without the express or implied consent of Sub-Sublandlord, then at the option of Sub-Sublandlord, Sub-Subtenant will become and be only a month-to-month tenant at a rent equal to two hundred percent (200%) of the Rent payable by Sub-Subtenant immediately prior to such expiration or termination, and otherwise upon the terms, covenants and conditions herein specified. Notwithstanding any provision to the contrary contained herein, (i) Sub-Sublandlord expressly reserves the right to require Sub-Subtenant to surrender possession of the Sublease Premises upon the expiration of the Sub-Sublease Term or upon the earlier termination of this Sub-Sublease and the right to assert any remedy at law or in equity to evict Sub-Subtenant and/or collect damages in connection with any holding over, and (ii) Sub-Subtenant will indemnify, defend and hold Sub-Sublandlord harmless from and against any and all liabilities, claims, demands, actions, losses, damages, obligations, costs and expenses, including, without limitation, reasonable attorneys’ fees incurred or suffered by Sub-Sublandlord by reason of Sub-Subtenant’ s failure to surrender the Sublease Premises on the expiration of the Sub-Sublease Term or earlier termination of this Sub-Sublease.

21.    Subordination. This Sub-Sublease is subject and subordinate to the Sublease, the Prime Lease, any ground leases, and to all mortgages and deeds of trust which may now or hereafter affect such leases, the leasehold estate or estates thereby created or the real property of which the Sublease Premises form a part, and to any and all renewals, modifications, consolidations, replacements and extensions thereof. Notwithstanding the foregoing, Sub-Sublandlord agrees not to terminate, modify or amend the Sublease during the Term of the Sub-Sublease or to suffer or permit any of the foregoing.

22.    Notices. Any notice required or permitted to be given hereunder shall be in writing and delivered to the applicable party personally, or by United States Postal Service, first class registered or certified mail, postage prepaid, return receipt requested, or by nationally recognized overnight courier service such as FedEx for next business day delivery, in any case to the address indicated for such party below; and shall be deemed given, delivered and received only upon such personal delivery or at the time of delivery or attempted delivery shown upon such receipt:

If to Sub-Sublandlord:	ContextMedia Health, LLC
330 North Wabash Avenue, Suite 2500
Chicago, IL 60611
Attention: General Counsel

With a copy to:	Michelman & Robinson, LLP
800 3rd Avenue, 24th Floor
New York, New York 10022
Attention: Mark Frimmel, Esq.

If to Sub-Subtenant:
Before the Commencement Date:

Braze, Inc.
c/o Rheem Bell & Freeman, LLP
20 West 36th Street, 12th Floor
New York, New York 10016
Attention: Casey Smith, Esq.

After the Commencement Date:

Braze, Inc.
330 West 34th Street
New York, New York 10001

With a copy to	Rheem Bell & Freeman, LLP
20 West 36th Street, 12th Floor
New York, New York 10016
Attention: Casey Smith, Esq.

The parties herby authorize their attorneys to sign and send any notices required or permitted to be given hereunder

23.    Waivers. The failure or delay of either Party to insist in any instance upon the strict performance or observance of any obligation or condition on the part of the other under this Sub-Sublease, or to exercise any right or remedy provided herein, shall not be deemed a waiver of such obligation, condition, right or remedy, except where this Sub-Sublease provides expressly that a right or remedy must be exercised within a specific time and such time has elapsed. No waiver by either Party of any right or obligation contained in this Sub-Sublease shall be deemed to have been made, unless made expressly in writing by the Party entitled to the performance of the obligation, satisfaction of the condition or exercise of the right in question. Sub-Sublandlord’s acceptance of any partial payment of Rent due Sub-Sublandlord hereunder shall not satisfy or discharge Sub-Subtenant’s obligation to pay the balance of Rent then due, nor shall Sub-Sublandlord’s acceptance of any payment of Rent when Sub-Subtenant is in breach of any other obligation or condition under this Sub-Sublease be deemed a waiver of such breach.

24.    Estoppel Certificates.

(1)    Obligation to Provide. Either Party will at any time upon not less than ten (10) days’ prior written notice from the other Party execute, acknowledge and deliver to the requesting Party a statement in writing (i) certifying that this Sub-Sublease is unmodified and in full force and effect (or, of modified, stating the nature of such modification and certifying that his Sub-Sublease, as so modified, is in full force and effect), the amount of any security deposit, and the date to which the rent and other charges are paid in advance, if any, and (ii) acknowledging that there are not, to the best knowledge of the delivering Party, any uncured defaults on the part of the requesting Party hereunder or, if Sub-Subtenant is the requesting Party, of Sublandlord under the Sublease, or specifying such defaults if any are claimed. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer to the Sublease Premises, and/or by any person or entity offering or extending financing to Sub-Subtenant.

(2)    Failure to Provide. If either Party fails to deliver a statement within the time required by Section 24(1) above, then the requesting Party shall deliver to the other Party a written reminder notice and if such Party again fails to deliver such statement within five (5) business days after receipt of the reminder notice, then at the requesting Party’s option, such failure will be conclusive upon the other Party (i) that this Sub-Sublease is in full force and effect, without modification except as may be represented by the requesting Party, (ii) that there are no uncured defaults in the requesting Party’s performance hereunder or, if Sub-Sublandlord is the requesting Party, in Sublandlord’s performance under the Sublease, and (iii) that not more than one month’s rent has been paid in advance. Notwithstanding the foregoing, if Sub-Subtenant’s failure to deliver an estoppel certificate shall constitute a default by Sub-Sublandlord under the Sublease, Sub-Subtenant shall be in default under this Sub-Sublease.

25.    Computation of Time. The term “day” means a calendar day, and the term “business day” means any day other than a Saturday, Sunday or a bank holiday under the laws of the United States or the State in which the Sublease Premises are located. Any period of time specified in this Sub-Sublease which would otherwise end upon a non-business day shall be extended to, and shall end upon, the next following business day.

26.    Quiet Enjoyment. Sub-Subtenant, upon paying the Rent and performing each of its obligations under this Sub-Sublease, shall lawfully and quietly hold, occupy and enjoy the Sublease Premises, as is relevant, during the Term of this Sub-Sublease without hindrance or molestation of anyone lawfully claiming by, through or under Sub-Sublandlord, subject, however, to the provisions of the Sublease and the Ground Lease. Sub-Sublandlord will have the right to enter the Sublease Premises at any time, in the case of an emergency, and otherwise at reasonable times during Sub-Subtenant’s normal business hours with at least one full business day’s prior written notice, for the purpose of inspecting the condition of the Sublease Premises and for verifying compliance by Sub-Subtenant with this Sub-Sublease, the Sublease and the Prime Lease and permitting Sub-Sublandlord to perform its obligations under this Sub-Sublease and the Sublease provided Sub-Sublandlord shall not unreasonably interfere with or disrupt the normal operation of Sub-Subtenant’s business.

27.    Entire Agreement; Modification; Binding Effect. This Sub-Sublease constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings and representations of the Parties with respect to the subject matter hereof. This Sub-Sublease may not be modified, amended, supplemented or otherwise changed, except by a writing executed by both Parties. Except as otherwise expressly provided herein, this Sub-Sublease shall bind and inure to the benefit of the Parties and their respective successors and assigns.

28.    Attorney & Fees. Should either Party institute any action or proceeding to enforce any provision of this Sub-Sublease or for damages by reason of an alleged breach of any provision hereof, the prevailing Party shall be entitled to receive all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by such prevailing Party in connection with such action or proceeding.

29.    Execution in Counterparts. This Sub-Sublease may be executed in two counterparts, and by each Party on a separate counterpart, each of which when so executed and delivered shall be deemed an original, and both of which when taken together shall constitute but one and the same instrument. Facsimile, pdf and DocuSign signatures shall be considered original signatures.

30.    Governing Law. This Sub-Sublease shall be governed by and interpreted in accordance with the laws of the State in which. the Sublease Premises are located.

31.    WAIVER OF JURY TRIAL. SUB-SUBLANDLORD AND SUB-SUBTENANT, TO THE EXTENT THEY MAY LEGALLY DO SO, HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR. WITH RESPECT TO THIS SUB-SUBLEASE, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS SUB-SUBLEASE OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. TO THEY EXTENT THEY MAY LEGALLY DO SO, SUB-SUBLANDLORD AND SUB-SUBTENANT AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION

WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY. THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT WITH THE JURY TRIAL WAIVER PROVISION CONTAINED IN THIS SECTION.

Sub-Sublandlord’s Initials     /s/        Sub-Subtenant’s Initials     /s/

32.    Warranty of Signers. Each individual executing and delivering this Sub-Sublease Agreement on behalf of a Party hereby represents and warrants that he or she is authorized and empowered to make such execution and delivery.

33.    Partial Invalidity. If any term or provision of this Sub-Sublease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Sub-Sublease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Sub-Sublease shall be valid and enforced to the fullest extent permitted by law.

34.    Captions. The captions appearing within the body of this Sub-Sublease have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope or meaning of this Sub-Sublease or of any provision thereof.

35.    Sub-Sublandlord’s Personal Property and Sublandlord’s Personal Property.

(a)    Sub-Sublandlord is leaving at the Sublease Premises for Sub-Subtenant’s use certain fixtures, furniture, and equipment belonging to Sub-Sublandlord (“Sub-Sublandlord’s Property”). A schedule of Sub-Sublandlord’s Property, including all desks and chairs, is attached hereto as Exhibit C-1. Sub-Sublandlord’s Property is provided to Sub-Subtenant in its “AS-IS” condition, without representation or warranty of any kind, express or implied, including warranties of merchantability or fitness for a particular purpose. Sub-Subtenant shall keep Sub-Sublandlord’s Property in the same condition as when received by Sub-Subtenant, normal wear, repair and obsolescence excepted, until the end of the Term. At the written request of Sub-Sublandlord, Sub-Subtenant shall purchase Sub-Sublandlord’s Property from Sub-Sublandlord for $1.00 upon the expiration or sooner termination of the Sub-Sublease in which event Sub-Subtenant shall be responsible for removing Sub-Sublandlord’s Property from the Sublease Premises upon expiration or sooner termination of the Sub-Sublease pursuant to Article 10 hereof. Sub-Sublandlord shall remove all its personal property not listed on Exhibit C-1 from the Sublease Premises prior to the Commencement Date with the exception of the RCN equipment which shall be removed by RCN.

(b)    Sub-Sublandlord is leaving at the Sublease Premises for Sub-Subtenant’s use certain fixtures, furniture, and equipment belonging to Sublandlord (“Sublandlord’s Property”). A schedule of Sublandlord’s Property, including all desks and chairs, is attached hereto as Exhibit C-2. Sublandlord’s Property is provided to Sub-Subtenant in its “AS-IS” condition, without representation or warranty of any kind, express or implied, including warranties of merchantability or fitness for a particular purpose. Sub-Subtenant’s use of Sublandlord’s Property shall be expressly subject to the terms, conditions and covenants of the Sublease. In the event that Sublandlord exercises its option to convey Sublandlord’s Property to Sub-Sublandlord pursuant to Section 1 of the Sublease, Sub-Subtenant agrees to accept the re-conveyance of Sublandlord’s Property from Sub-Sublandlord upon the same terms, conditions and covenants as set forth in Section 1 of the Sublease.

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IN WITNESS WHEREOF, Sub-Sublandlord and Sub-Subtenant have executed this Sub-Sublease as of the date first written above.

SUB-SUBLANDLORD:
ContextMedia Health, LLC

By:	/s/ Daniel Dellarona
Name: Daniel Dellarona
Title: EVP,

SUB-SUBTENANT: Braze, Inc.

By:	/s/ Bill Magnuson
Name: Bill Magnuson
Title: CEO

EXHIBIT A

Sublease

EXHIBIT B

Prime Lease

EXHIBIT C-1

Schedule of Sub-Sublandlord’s Property

17th Floor

1.	MDF Room — Patch panels
2.	14 TVs
3.	Three card readers
4.	MDF Room — Security Panel**
5.	Standing Desks — 62
6.	MDF — Vertical cable management system

18th Floor;

1.	11 TVs
2.	IDF Room — Patch Panels
3.	IDF Room — Portable AC
4.	IDF Room — Security Panel**
5.	IDF Room — Vertical Cable Management system
6.	4 card readers
7.	Standing Desks — 24

Network Specific:

1.	Fiber housing and fiber running between 17 and 18.

2.	All PDUs (NEMA 5-20 outlet, but NEMA 5-15 receptacles.)

**	Note, we will be programming the doors to be unlocked when we leave. You will need to bring in a licensed security company to re-program.

IMPORTANT: Outcome Health may require Braze’s assistance with disconnecting our primary Internet connection. Our service with RCN is on term through March of 2019. While every effort will be made to disconnect the physical service before we vacate, RCN may be unable to accommodate until after we move out. RCN equipment is located in the 18th floor IDF. RCN will send a fiber technician out to disconnect the service and collect RCN’s media converter. Braze will be required to grant RCN access to perform their work. To make sure Braze’s connections are not disturbed, Outcome Health strongly recommends that Braze’s IT team land their circuit in the 17th floor MDF.

In addition, Yodel has a few circuits that are landed in the 17th floor MDF that have not been relocated. Braze must leave these circuits untouched. Everything in the racks though is able to be utilized by Braze.

EXHIBIT C-2

Schedule of Sublandlord’s Property

17th Floor

1.	8 cubes with 8 chairs
2.	7 huddle rooms 4 chairs, 1 table, TV
3.	1 huddle room — 2 chairs, 1 table, TV
4.	2 Huddle Rooms — 2 chairs, 1 table
5.	4 Phone rooms — 2 chairs, 1 table
6.	1 open Collab Area — 8 chairs, 2 tables, 2 TVs
7.	3 Offices — 5 chairs, 1 table, 1 file cabinet, 1 desk, TV
8.	1 Office — 1 chair, 1 desk
9.	1 Huddle Room — 5 chairs, 1 table
10.2	Conference Rooms — 8 chairs, 1 table, TV
11.2	Conference Rooms — 8 chairs, 1 table
12.1	Conference Rooms — 6 chairs, 1 round table
13.2	Interview rooms — 2 chairs, 1 table
14.1	café area — 18 chairs, 3 tables, 1 reach in cooler, 1 fridge
15.1	Large Conference Room — 12 Chairs, 1 table
16.2	Medium Conference Room -8 chairs, 1 table, TV
17.8	4 drawer file cabinets
18.1	2 drawer file cabinet
19.	MDF Room — 2, 2 Post rack, 1 CRAC unit

18th Floor

1.	192 Cubes with 192 chairs
2.	1 Creston System for the Large Conference Room
3.	4 Phone Rooms — 2 chairs, 1 table
4.	4 Huddle Rooms — 4 chairs, 1 table, TV
5.	1 large Conference Room — 10 chairs, 1 table, TV
6.	1 large Conference Room — 14 chairs, 1 table, projector, screen
7.	1 Lounge Area — 4 chairs
8.	1 Open Collab Area — 8 chairs, 2 tables, 2 TVs
9.	1 café area — 18 chairs, 3 tables, 1 reach in cooler, 1 fridge
10.	1 reception area — 3 couches, 1 table
11.	IDF Room — 1, 2 Post rack

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